Exhibit 10.1

OMX TRANSACTION AGREEMENT

dated as of

November 15, 2007

among

THE NASDAQ STOCK MARKET, INC.,

BORSE DUBAI LIMITED

and

BD STOCKHOLM AB

OMX TRANSACTION AGREEMENT

This OMX TRANSACTION AGREEMENT (this “Agreement”) dated as of November 15, 2007 among The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, “Nasdaq”), Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai with company number CL0447 (together with any successor entity thereto, “Borse Dubai”), and BD Stockholm AB, a corporation organized under the laws of Sweden (the “Bidder”). Nasdaq, Borse Dubai and the Bidder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Nasdaq and OMX AB (publ), a public corporation organized under the laws of Sweden (“OMX”), are Parties to a Transaction Agreement (as amended and supplemented from time to time, the “Nasdaq-OMX Agreement”), dated May 25, 2007, pursuant to which Nasdaq agreed to conduct a public tender offer to acquire all of the outstanding shares of OMX (the “Nasdaq Offer”);

WHEREAS, on August 9, 2007, Borse Dubai announced that it was in the process of purchasing OMX Shares and had directed the Option Holder (defined below) to enter into the Options;

WHEREAS, on August 17, 2007, Borse Dubai announced its intention to conduct a public tender offer to acquire all of the OMX Shares through the Bidder (as may be amended from time to time in accordance with the terms of this Agreement, the “Bidder Offer”);

WHEREAS, on September 20, 2007, Nasdaq and Borse Dubai entered into a binding letter agreement (as amended and supplemented from time to time, the “Binding Term Sheet”) providing for, among other things, and subject to the satisfaction of certain conditions, (i) Nasdaq to withdraw the Nasdaq Offer, (ii) Borse Dubai, the Bidder and the Option Holder to sell to Nasdaq all of the OMX Shares owned or acquired by them at or following the successful completion of the Bidder Offer, and (iii) Nasdaq to make an investment in, and to license or procure the licensing of certain trademarks and technology to, Borse Dubai and the Dubai International Financial Exchange Limited, a company registered in the Dubai International Financial Centre in Dubai with company number 0009 and a Subsidiary of Borse Dubai (together with any successor entity thereto, “DIFX”);

WHEREAS, on September 26, 2007, Borse Dubai and the Bidder, with the consent of Nasdaq, amended the terms of the Bidder Offer and the Binding Term Sheet to (i) increase the Bidder Offer Consideration from SEK 230 per share to SEK 265 per share (with Nasdaq being responsible for payment in respect of SEK 10 of this increase) and (ii) decrease the minimum condition from 90% to 50% plus one share;

WHEREAS, pursuant to the Binding Term Sheet, the Parties have agreed to execute this Agreement and the DIFX Agreement, which agreements, upon execution, shall have the effect of superseding the Binding Term Sheet; and

WHEREAS, the boards of directors of the Parties have each declared it advisable and in the best interests of their respective shareholders that the Parties consummate the transactions contemplated herein upon the terms and subject to the conditions provided for herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, Nasdaq and its Affiliates, on the one hand, will not be deemed to be Affiliates of any of Borse Dubai and its Affiliates or DIFX and its Affiliates, on the other hand, and vice versa. For the avoidance of doubt, as such term is used in this Agreement, Affiliates of Borse Dubai refer only to Persons directly or indirectly controlled by Investment Corporation of Dubai, a Dubai company.

“Ancillary Agreements” means the Transfer Agreements, Nasdaq Stockholders’ Agreement, Registration Rights Agreement, Trust Agreement and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement or any Ancillary Agreements, and any other agreements, documents or instruments entered into by the Parties or their Affiliates at or prior to Closing in connection with this Agreement or the transactions contemplated hereby, each of which forms part of this Agreement.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (a) any current or former employee, director or consultant of Nasdaq or its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by Nasdaq or any of its Subsidiaries or (b) Nasdaq or any of its Subsidiaries has had or has any present or future liability (contingent or direct).

“Bidder Offer Consideration” means the per share consideration included in the Bidder Offer from time to time.

“Bidder Offer Document” means an offer document (Sw. Erbjudandehandling) or a prospectus relating to the Bidder Offer, together with any amendments and supplements thereto, required to be filed with the SFSA in connection with the Bidder Offer.

“Board of Directors” means the board of directors of Nasdaq.

“Business Day” means any day that is not a Friday, Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York, Stockholm, Sweden or in Dubai, United Arab Emirates.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01, of Nasdaq.

“Conditions Precedent” means the conditions precedent to the Trigger Date and the Closing as set forth on Exhibit A hereto.

“DGCL” means the Delaware General Corporation Law.

“DIFX Agreement” means the agreement dated as of the date hereof, between Nasdaq, Borse Dubai and DIFX, related to Nasdaq’s investment in, and license (whether by Nasdaq, OMX or their respective Affiliates) of certain trademarks and technology to, Borse Dubai and DIFX.

“DIFX Material Adverse Effect” means any material adverse effect on DIFX’s financial position or operations that materially adversely affects, or could reasonably be anticipated to have such effect on, DIFX’s liquidity, sales, results or equity; provided, however, that the following shall not be considered in determining whether such a material adverse effect has occurred: (a) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except with respect to any change or development that, relative to other participants in DIFX’s industry, materially disproportionately impacts the liquidity, sales, results or equity of DIFX; (b) any change or development resulting from the announcement or consummation of the Nasdaq Offer or the Bidder Offer or the transactions contemplated thereby or hereby or by the DIFX Agreement; or (c) any changes in laws, rules or regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Shares” has the meaning assigned thereto in Nasdaq’s Amended and Restated Certificate of Incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio” means the Exon-Florio amendment to the Defense Production Act of 1950, 50 U.S.C. Section 2158 et seq., as amended by Section 837(a) of the National Defense Authorization Act for Fiscal Year 1993 and the Foreign Investment and National Security Act of 2007, P.L. 110-49.

“GAAP” means generally accepted accounting principles in the United States.

“H&F and SLP” means Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H & F International Partners IV-B, L.P., H&F Executive Fund, IV L.P.; Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.L.C., Silver Lake Partners TSA, L.P., and Silver Lake Investors, L.P. or their respective affiliated investment funds that are: (1) under common management and control, (2) comprised of members or partners with the same ultimate ownership and (3) subject to terms and conditions substantially identical in all material respects.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof) and rights of authorship; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases; rights in domain names and domain name reservations; and rights in trade secrets, proprietary information and know-how.

“Irrevocables” means the irrevocable undertakings, dated as of September 26, 2007, secured by Nasdaq and Borse Dubai from each of the counter-parties thereto, and such other irrevocable undertakings relating to the Bidder Offer as may be entered into by Nasdaq and Borse Dubai or their respective Affiliates, on the one hand, and OMX shareholders, on the other hand, from time to time after the date hereof in accordance with this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person will be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Nasdaq Material Adverse Effect” means any material adverse effect on Nasdaq’s financial position or operations that materially adversely affects, or could reasonably be anticipated to have such effect on, Nasdaq’s liquidity, sales, results or equity; provided, however, that the following shall not be considered in determining whether such a material adverse effect has occurred: (a) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except with respect to any change or development that, relative to other participants in Nasdaq’s industry, materially disproportionately impacts the liquidity, sales, results or equity of Nasdaq; (b) any change or development resulting from the announcement or consummation of the Nasdaq Offer or the Bidder Offer or the transactions contemplated thereby or hereby or by the DIFX Agreement; or (c) any changes in laws, rules or regulations.

“Nasdaq Shares” means the 60,561,515 shares of Common Stock to be issued pursuant to this Agreement (as adjusted for any stock dividend, stock split, recapitalization or similar event in respect of such Nasdaq Shares that occurs prior to the Closing).

“Nasdaq Stockholders’ Agreement” means the stockholders’ agreement attached hereto as Exhibit C, to be entered into and dated as of the Closing Date.

“OMX Material Adverse Effect” means any material adverse effect on OMX’s financial position or operations that materially adversely affects, or could reasonably be anticipated to have such effect on, OMX’s liquidity, sales, results or equity; provided, however, that the following shall not be considered in determining whether such a material adverse effect has occurred: (a) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except with respect to any change or development that, relative to other participants in OMX’s industry, materially disproportionately impacts the liquidity, sales, results or equity of OMX; (b) any change or development resulting from the announcement or consummation of the Nasdaq Offer or the Bidder Offer or the transactions contemplated thereby or hereby; or (c) any changes in laws, rules or regulations.

“OMX Shares” means the issued and outstanding shares of OMX.

“Options” means the put and call options entered into by HSBC Bank plc with various counterparties on the one hand and the Option Holder on the other hand, with a trade date on or about August 9, 2007.

“Option Holder” means Borse Dubai (Cayman) Ltd., an exempted company limited by shares organized and existing under the laws of the Cayman Islands and a wholly-owned Subsidiary of Borse Dubai.

“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of Nasdaq.

“Proceeding” means any claim, suit, action or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Proxy Statement” means the proxy statement relating to the matters to be submitted to Nasdaq’s stockholders for purposes of obtaining the Stockholder Approval and any other matters included therein, and any amendments or supplements thereto.

“Registration Rights Agreement” means the registration rights agreement attached hereto as Exhibit D, to be entered into and dated as of the Closing Date.

“Regulation D” means Regulation D under the Securities Act.

“Regulatory Approvals” means any approvals or permits from Authorities required to effect the transactions contemplated hereby.

“Representatives” means, with respect to any Party, the directors, officers, employees, agents, attorneys, accountants, consultants, current or potential lenders and financial and other advisors of such Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, any United States or non-United States securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“SFSA” means the Swedish Financial Supervisory Authority (Sw. Finansinspektionen).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Takeover Rules” means the Stockholm Stock Exchange’s Rules regarding Public Takeover Offers on the Stock Market (Sw. Stockholmsbörsens regler rörande offentliga uppköpserbjudanden på aktiemarknaden (2007-04-01)) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) rulings regarding interpretation and application thereof.

“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Returns” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and will include any amended returns.

“Trigger Date” means the first date on which all of the conditions set forth in Section 6.01 have been satisfied or waived.

“Trust” means the trust established pursuant to the Trust Agreement.

“Trust Agreement” means the trust agreement in substantially the form attached as Exhibit E hereto, to be entered into and dated as of the Closing Date.

“Voting Limit Exemption” means an exemption for any other Person from the limitations of Article Fourth, Section C.6(b) of Nasdaq’s Amended and Restated Certificate of Incorporation (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market, such that the rights of H&F and SLP thereunder are not triggered).

“Voting Notes” means Nasdaq’s 3.75% Series A convertible notes due 2012 and 3.75% Series B convertible notes due 2012.

“Voting Percentage” means the percentage of all such Person’s Voting Securities entitled to vote after taking into account the Voting Limit Exemption.

“Voting Securities” means the Common Stock and the Voting Notes.

“waive”, “waiver” or “waived” with respect to any Condition Precedent only, refers to the waiver, in writing, by the Party (or Parties, as the case may by) entitled to the benefit of such Condition Precedent, as set forth on Exhibit A.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bidder	Preamble
Bidder Offer	Recitals
Bidder Offer Conditions	5.02(c)
Binding Term Sheet	Recitals
Borse Dubai	Preamble
Cash Purchase Price	2.01(a)(ii)
CFIUS Approval	5.07(b)
Closing	2.03(a)
Closing Date	2.03(a)
Commission Approval	3.02(e)
Damages	8.02
DIFX	Recitals
Financial Statements	3.08(b)
Fundamental Representation	8.01
Indemnified Person	8.04(a)
Indemnifying Person	8.04(a)
Nasdaq	Preamble
Nasdaq Board Exemption	3.02(d)
Nasdaq Offer	Recitals
Nasdaq Securities	3.06(b)
Nasdaq-OMX Agreement	Recitals
OMX	Recitals
OMX Offer Restrictions	Exhibit A
Parties	Preamble
Party	Preamble
SEC Reports	3.08(a)
Secondary Closing	2.03(b)
Stockholder Approval	3.02(a)
Subsidiary Securities	3.07(b)
Transfer Agreement	2.01(b)

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.01 Closing Payments and Deliveries.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) Borse Dubai shall deliver or cause to be delivered to Nasdaq the OMX Shares (A) acquired by the Bidder in or pursuant to the Bidder Offer, (B) acquired by the Option Holder pursuant to the Options or (C) otherwise owned by Borse Dubai or any Subsidiaries of Borse Dubai; and

(ii) Nasdaq shall (x) pay to Borse Dubai, by wire transfer of immediately available funds to a bank account or accounts designated in writing by Borse Dubai to Nasdaq at least two Business Days prior to the Closing Date, an amount in cash equal to SEK 12,582,952,392, as may be reduced pursuant to Section 2.01(c) (the “Cash Purchase Price”), (y) deliver or cause to be delivered to Borse Dubai the number of Nasdaq Shares representing 19.99% of the issued and outstanding Common Stock on a fully-diluted basis (which shall be calculated in accordance with the methodology set forth on Schedule 2.01(a)) after the issuance of all of the Nasdaq Shares, and (z) deposit or cause to be deposited in the Trust all remaining Nasdaq Shares not delivered to Borse Dubai pursuant to the preceding clause (y). If so directed by Borse Dubai upon written notice given at least 2 days prior to the Closing Date: (A) Nasdaq shall deliver all or part of the Cash Purchase Price and the Nasdaq Shares referred to in clause (y) of the preceding sentence to Subsidiaries of Borse Dubai and/or (B) the Nasdaq Shares to be deposited in the Trust pursuant to clause (z) of the preceding sentence shall instead be delivered to Borse Dubai or its Subsidiaries, which shall immediately thereafter deposit such Nasdaq Shares in the Trust.

(b) The foregoing Section 2.01(a) notwithstanding, the Parties hereby agree that the transfer of the OMX Shares from Borse Dubai and its Subsidiaries to Nasdaq may be implemented through one or more agreements reasonably acceptable to Nasdaq and causing Nasdaq to incur no additional liabilities or obligations (other than de minimis liabilities or obligations) (each a “Transfer Agreement”), which Transfer Agreements need not transfer the OMX Shares to Nasdaq for the same proportion of cash consideration and Nasdaq Shares.

(c) The Cash Purchase Price shall be reduced by the amount, if any, equal to the product of (i) SEK 265 multiplied by (ii) the difference between (x) the aggregate number of OMX Shares issued and outstanding as of the initial closing of the Bidder Offer and (y) the aggregate number of OMX Shares delivered to Nasdaq at the Closing.

Section 2.02 Secondary Closing Payments and Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, at each Secondary Closing:

(a) Borse Dubai shall deliver or cause to be delivered to Nasdaq OMX Shares then owned by the Bidder, Borse Dubai or any of the Subsidiaries of Borse Dubai and not previously delivered to Nasdaq hereunder; and

(b) Nasdaq shall pay to Borse Dubai, by wire transfer of immediately available funds, an amount in cash equal to (x) SEK 265 multiplied by (y) the number of OMX Shares delivered or caused to be delivered by Borse Dubai to Nasdaq at such Secondary Closing. If so directed by Borse Dubai upon written notice given at least 2 days prior to any Secondary Closing, Nasdaq shall deliver all or part of the cash referred to in the preceding sentence to Subsidiaries of Borse Dubai.

Section 2.03 The Closing.

(a) Primary Closing. The purchase and sale of the OMX Shares shall take place at a closing (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York,

New York 10036 as promptly as practicable, but in no event later than ten Business Days, following the satisfaction or waiver of the Conditions Precedent to the Closing, as set forth on Exhibit A, or at such other time and place as Nasdaq and Borse Dubai may agree, it being the intention of the Parties that the Closing shall take place on the first Business Day after the settlement of any Options. The date and time of Closing are referred to herein as the “Closing Date”.

(b) Secondary Closings. In the event that the Bidder Offer is extended, or Borse Dubai or any of its Subsidiaries otherwise acquire any other OMX Shares, after consummation of the Closing, the closing of the sale to, and purchase by, Nasdaq of any OMX Shares acquired by Borse Dubai or any of Borse Dubai’s Subsidiaries and not previously sold to Nasdaq (each such event, a “Secondary Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, as promptly as practicable, but in no event later than ten Business Days following the first date payments are required to be delivered to tendering holders of OMX Shares at each subsequent closing under the Bidder Offer or any other Secondary Closing or at such other time and place as Nasdaq and Borse Dubai may agree.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NASDAQ

Nasdaq represents and warrants to the Bidder and Borse Dubai as follows:

Section 3.01 Corporate Existence and Power.

(a) Nasdaq is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Nasdaq is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Nasdaq Material Adverse Effect.

Section 3.02 Corporate Authorization; Enforceability.

(a) The execution, delivery and performance by Nasdaq of this Agreement and each of the Ancillary Agreements to which it will be a Party and the consummation of the transactions contemplated hereby and thereby are within Nasdaq’s corporate power and have been duly authorized by all necessary corporate action on the part of Nasdaq, subject only to receipt of the approval of the issuance of Nasdaq Shares by affirmative vote of the holders of a majority of the voting power of the Voting Securities (the “Stockholder Approval”).

(b) This Agreement has been, and upon their execution each of the Ancillary Agreements to which Nasdaq will be a Party will be, duly executed and delivered by Nasdaq and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitutes, and upon their execution each of the Ancillary Agreements to which Nasdaq will be a Party will constitute, the legal, valid and binding agreements of Nasdaq enforceable against Nasdaq in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(c) Subject to receipt of the Stockholder Approval, each of the Nasdaq Shares shall, when issued, be validly issued, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the Nasdaq Shares), except as provided under applicable securities laws or as set forth in Nasdaq’s Amended and Restated Certificate of Incorporation and Nasdaq’s By-Laws.

(d) The Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby are in the best interests of Nasdaq and its stockholders and has recommended that the stockholders of Nasdaq approve the issuance of the Nasdaq Shares and (ii) resolved that Article Fourth, Section C.2 of Nasdaq’s Amended and Restated Certificate of Incorporation shall not be applicable to Excess Shares held by Borse Dubai or any Affiliate of Borse Dubai that becomes party to the Nasdaq Stockholders’ Agreement (the “Nasdaq Board Exemption”) if, but only if, (x) the Board of Directors has approved a Voting Limit Exemption with respect to Voting Securities held by any other Person and (y) Nasdaq has received all necessary approvals to the effectiveness of the Nasdaq Board Exemption from the Commission in accordance with Section 12.5 of Nasdaq’s By-Laws (or any successor provision); provided, however, that if such resolutions provide that a Voting Limit Exemption covering fewer than all of such other Person’s Excess Shares has become effective, then to the extent permissible by Nasdaq’s Amended and Restated Certificate of Incorporation, the Voting Percentage of the Voting Securities beneficially owned by Borse Dubai (including such Affiliates of Borse Dubai that become parties to the Nasdaq Stockholders’ Agreement) may be voted (upon receipt of the Commission Approval); provided further, however, if the Voting Limit Exemption does not so limit H&F and SLP’s voting rights, then, upon receipt of the Commission Approval, neither shall Borse Dubai’s voting rights (nor such Affiliates of Borse Dubai that become parties to the Nasdaq Stockholders’ Agreement) be so limited.

(e) The approval of the Commission with the respect to the Nasdaq Board Exemption (the “Commission Approval”) is the only approval of any kind whatsoever required for the Nasdaq Board Exemption to be a legal, valid and binding obligation of Nasdaq and right of Borse Dubai.

Section 3.03 Governmental Authorization. As of the date of this Agreement, except as set forth on Schedule 3.03, as of the date hereof, the execution, delivery and performance by Nasdaq of this Agreement and each of the Ancillary Agreements to which Nasdaq will be a Party and the consummation of the transactions contemplated hereby and thereby requires no action by the Parties in respect of, or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) informing CFIUS of the transactions contemplated by this Agreement and the Ancillary Agreements and making all filings and submissions required to be made or effected by it pursuant to Exon-Florio and (c) such other actions or filings which have been taken or made prior to the date hereof.

Section 3.04 Noncontravention. The execution, delivery and performance by Nasdaq of this Agreement and each of the Ancillary Agreements to which Nasdaq will be a Party and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate Nasdaq’s Certificate of Incorporation or By-Laws or any equivalent organizational documents of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Nasdaq or any of its Subsidiaries or to a loss of any benefit to which Nasdaq or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Nasdaq or any of its Subsidiaries; or (d) except with respect to the credit arrangements entered into or to be entered into by Nasdaq or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, result in the creation or imposition of any Lien on any asset of Nasdaq or any of its Subsidiaries except in the cases of clauses (b), (c) and (d) above for such conflicts, breaches, violations or defaults that would not have a Nasdaq Material Adverse Effect.

Section 3.05 Section 203 of the DGCL. Prior to the execution of this Agreement, the Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL shall not apply with respect to or as a result of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby without any further action on the part of the stockholders of Nasdaq or the Board of Directors. To Nasdaq’s knowledge, no other United States state takeover statute is applicable to the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Nasdaq will be a Party.

Section 3.06 Capitalization.

(a) The authorized capital stock of Nasdaq consists of (i) 300,000,000 shares of Common Stock and (ii) 30,000,000 shares of Preferred Stock. As of September 30, 2007, there were (i) 113,503,469 shares of Common Stock outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) no shares of Preferred Stock issued or outstanding; (iii) 17,210,234 shares of Common Stock held in Nasdaq’s treasury; (iv) 16,551,724 shares of Common Stock reserved for issuance pursuant to the 3.75% Series B Convertible Notes due 2012; (v) 14,137,931 shares of Common Stock reserved for issuance pursuant to the 3.75% Series A Convertible Subordinated Notes due 2012; (vi) 4,962,500 warrants to purchase Common Stock; (vii) 10,100,915 outstanding stock options and 771,377 shares of unvested restricted stock granted under Nasdaq’s equity incentive plan; and (viii) 6,926,744 shares of Common Stock available for issuance pursuant to Nasdaq’s equity incentive plan and employee stock purchase plan.

(b) Except as set forth in Section 3.06(a) and as contemplated by this Agreement, there are no outstanding (i) shares of capital stock or voting securities of Nasdaq, (ii) securities of Nasdaq convertible into or exchangeable for shares of capital stock or voting securities of Nasdaq or (iii) options or other rights to acquire from Nasdaq, or any other obligation of Nasdaq to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Nasdaq or any other equity interest in Nasdaq (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the “Nasdaq Securities”). Except as set forth in Schedule 3.06(b), there are no outstanding obligations of Nasdaq or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Nasdaq Securities.

Section 3.07 Subsidiaries.

(a) Each Subsidiary of Nasdaq is a corporation or limited liability company duly incorporated, validly existing and in good standing (to the extent the jurisdiction recognizes the concept) under the laws of its jurisdiction of incorporation, has all corporate or limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of Nasdaq is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Nasdaq Material Adverse Effect.

(b) Except as disclosed in the SEC Reports, all of the outstanding capital stock or other equity securities of each Subsidiary of Nasdaq (except for any directors’ qualifying shares) is owned by Nasdaq, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of Nasdaq or any Subsidiary of Nasdaq convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of Nasdaq or (ii) options or other rights to acquire from Nasdaq or any Subsidiary of Nasdaq, or other obligation of Nasdaq or any Subsidiary of Nasdaq to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of Nasdaq (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of Nasdaq or any Subsidiary of Nasdaq to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Except as set forth in the SEC Reports, neither Nasdaq nor any of its Subsidiaries has any ownership interest or other investment convertible into or exchangeable for an ownership interest in any Person.

Section 3.08 SEC Reports; Financial Statements.

(a) Nasdaq has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Commission since January 1, 2005

(collectively, the “SEC Reports”). No Subsidiary of Nasdaq is required to file any form, report, registration statement, prospectus or other document with the Commission. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the Commission (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The audited financial statements of Nasdaq included in Nasdaq’s Annual Report on Form 10-K for the year ended December 31, 2006, and the unaudited financial statements of Nasdaq included in each of Nasdaq’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, respectively (collectively, the “Financial Statements”), together with the related notes and schedules, present fairly in all material respects the consolidated financial position of Nasdaq and its Subsidiaries and the results of its operations and cash flows for the periods specified (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments) and have been prepared in compliance with the Exchange Act and in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) during the periods involved (except as may be indicated in the notes thereto).

(c) Except as set forth in the SEC Reports and except for liabilities (i) set forth or reflected in the Financial Statements (or referred to in the notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice, since June 30, 2007, neither Nasdaq nor any of its Subsidiaries has (x) any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP or (y) any other material liabilities.

(d) Since January 1, 2005, Nasdaq’s principal executive officer and its principal financial officer have (x) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system on a quarterly basis and concluded that it is effective and (y) disclosed to Nasdaq’s management, auditors and the audit committee of the Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Nasdaq’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Nasdaq and Nasdaq has provided to Borse Dubai copies of any written materials relating to the foregoing. Nasdaq has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Nasdaq and its Subsidiaries required to be included in Nasdaq’s periodic reports under the Exchange Act is made known to Nasdaq’s principal executive officer and its principal financial officer by others within those entities, and, to the knowledge of Nasdaq, such disclosure controls and procedures are effective in timely alerting Nasdaq’s principal executive officer and its principal financial officer to such material information required to be included in Nasdaq’s periodic reports required under the Exchange Act. Except as disclosed in the SEC Reports, there are no outstanding loans made by Nasdaq or any of its Subsidiaries to any “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or director of Nasdaq. Since the enactment of the Sarbanes-Oxley Act of 2002, neither Nasdaq nor any of its Subsidiaries has made any loans to any “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or director of Nasdaq or any of its Subsidiaries.

Section 3.09 Absence of Certain Changes. Except as set forth in the SEC Reports or on Schedule 3.09 and for the transactions contemplated by this Agreement, since June 30, 2007 to the date hereof (in the case of clauses (b), (c), and (d)), (i) the business of Nasdaq and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and (ii) there has not been:

(a) any event, occurrence or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Nasdaq Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Nasdaq, or any repurchase, redemption or other acquisition by Nasdaq or any of its Subsidiaries of any outstanding shares of capital stock or other securities of Nasdaq or any of its Subsidiaries;

(c) any incurrence, assumption or guarantee by Nasdaq or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices or in connection with the transactions contemplated by this Agreement or the Nasdaq-OMX Agreement; or

(d) any change in any method of accounting or accounting practice by Nasdaq or any of its Subsidiaries except for any such change after the date hereof required by reason of a concurrent change in GAAP.

Section 3.10 Legal Proceedings; Violations of Law. There is no claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative pending against or, to Nasdaq’s knowledge, threatened against or affecting, Nasdaq, its Subsidiaries or any of their respective properties before any Authority which has had or would reasonably be expected to have a Nasdaq Material Adverse Effect. Neither Nasdaq nor its Subsidiaries is in violation of, and Nasdaq and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Nasdaq Material Adverse Effect.

Section 3.11 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Nasdaq Material Adverse Effect: (a) Nasdaq and its Subsidiaries own, or possess sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) to the knowledge of Nasdaq, the use by Nasdaq and its Subsidiaries of any Intellectual Property used in the conduct of Nasdaq’s and its Subsidiaries’ businesses as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by Nasdaq or its Subsidiaries is in accordance with applicable licenses pursuant to which Nasdaq or such Subsidiary acquired the right to use such Intellectual Property; and (d) to the knowledge of Nasdaq, no Person is challenging, infringing on or otherwise violating any right of Nasdaq or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Nasdaq or its Subsidiaries.

Section 3.12 Employee Benefits. With respect to each Benefit Plan, no material liability has been incurred and no condition or circumstances exist that would subject Nasdaq or its Subsidiaries to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable law, rules and regulations. Nasdaq and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Nasdaq Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against Nasdaq or any of its Subsidiaries pending or, to the knowledge of Nasdaq, threatened which may interfere with the business activities of Nasdaq or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Nasdaq Material Adverse Effect. Neither Nasdaq nor any of its Subsidiaries has any material collective bargaining agreements relating to its employees. There is no material labor union organizing activity pending or, to the knowledge of Nasdaq, threatened with respect to Nasdaq or any of its Subsidiaries.

Section 3.13 Taxes. All material Tax Returns required to be filed by, or on behalf of Nasdaq or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, complete and correct in all material respects. Nasdaq and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the Financial Statements of Nasdaq in accordance with GAAP. There are no Liens with respect to material Taxes upon any of the assets or properties of either Nasdaq or its Subsidiaries, other than with respect to Taxes not yet due and payable. Except as set forth in Schedule 3.13, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Nasdaq or any of its Subsidiaries may be subject and Nasdaq is not a Party to nor is it bound by nor has it any obligation under any Tax sharing or similar agreement or arrangement.

Section 3.14 Financing. At the Closing and at each Secondary Closing, Nasdaq shall have sufficient funds to permit it to consummate the transactions contemplated by this Agreement. It shall not be a condition to the obligations of Nasdaq to consummate the transactions contemplated hereby that Nasdaq have sufficient funds to purchase the OMX Shares in accordance with Section 2.01 hereof.

Section 3.15 No Brokers or Finders. Nasdaq has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, other than any of the forgoing which fees are the sole responsibility of Nasdaq.

Section 3.16 Nasdaq is Not an “Investment Company”. Nasdaq has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. Nasdaq is not, and immediately after receipt of payment for the Nasdaq Shares will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.17 General Solicitation; No Integration. Neither Nasdaq nor any other Person or entity authorized by Nasdaq to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Nasdaq Shares. Nasdaq has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Nasdaq Shares sold pursuant to this Agreement.

Section 3.18 Documentation.

(a) None of the information supplied or to be supplied by Nasdaq for inclusion in the Proxy Statement shall, at the date of mailing to stockholders and at the time of the meeting of Nasdaq’s stockholders to be held in connection with the Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(b) None of the information supplied or to be supplied by Nasdaq for inclusion in any documentation related to the Nasdaq Offer or the Bidder Offer shall, at the time of filing with any Authority or other publication or distribution of such documentation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORSE DUBAI AND THE BIDDER

Borse Dubai and the Bidder, jointly and severally, hereby represent and warrant to Nasdaq as follows:

Section 4.01 Private Placement.

(a) Borse Dubai understands that the offering and sale of the Nasdaq Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

(b) The Nasdaq Shares to be acquired by Borse Dubai pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Nasdaq Shares or any interest therein other than pursuant to this Agreement or the Ancillary Agreements or in a transaction exempt from, or are not subject to, registration under the Securities Act.

(c) Borse Dubai is an “accredited investor” as such term is defined in Regulation D.

(d) Borse Dubai has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Nasdaq Shares and Borse Dubai is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Nasdaq Shares.

(e) In evaluating the suitability of an investment in the Nasdaq Shares, Borse Dubai has not relied upon any representations or other information (whether oral or written) made by or on behalf of Nasdaq other than as set forth in this Agreement.

Section 4.02 Corporate Existence and Power.

(a) Borse Dubai is a company registered in the Dubai International Financial Center in Dubai, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all material governmental licenses, permits, consents and approvals required to carry on its business as now conducted. Borse Dubai is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be material to Borse Dubai.

(b) The Bidder is a corporation organized under the laws of Sweden duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all power and authority to carry on its business as now conducted. Borse Dubai owns 100% of the issued and outstanding capital stock of the Bidder.

(c) The Option Holder is an exempted company limited by shares organized and existing under the laws of the Cayman Islands duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all power and authority to carry on its business as now conducted. Borse Dubai owns 100% of the issued and outstanding capital stock of the Option Holder.

Section 4.03 Authority. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which they will be a Party are within Borse Dubai’s and the Bidder’s powers and has been duly authorized on their part by all requisite corporate action and, assuming due authorization, execution and delivery by Nasdaq, constitutes, and upon their execution each of the Ancillary Agreements to which Borse Dubai and the Bidder will be a Party will constitute, a legal, valid and binding agreement of Borse Dubai and the Bidder enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.04 Governmental Authorization. As of the date of this Agreement, except as set forth on Schedule 4.04, the execution, delivery and performance by Borse Dubai and the Bidder of this Agreement and each of the Ancillary Agreements to which they will be a Party and the consummation by them of the transactions contemplated hereby and thereby requires no action by the Parties in respect of, or filing with, any Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) informing CFIUS of the transactions contemplated by this Agreement and the Ancillary Agreements and making all filings and submissions required to be made or effected by it pursuant to Exon-Florio and (c) such other actions or filings which have been taken or made prior to the date hereof.

Section 4.05 Noncontravention. The execution, delivery and performance by Borse Dubai and the Bidder of this Agreement and each of the Ancillary Agreements to which they will be a Party and the consummation by them of the transactions contemplated hereby and thereby do not and will not: (a) violate the organizational documents of Borse Dubai or the Bidder; (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Bidder, Borse Dubai or any of the Subsidiaries of Borse Dubai or to a loss of any benefit to which the Bidder, Borse Dubai or any of the Subsidiaries of Borse Dubai is entitled under any provision of any material agreement or other instrument binding upon the Bidder, Borse Dubai or any of the Subsidiaries of Borse Dubai; or (d) result in the creation or imposition of any Lien on any asset of the Bidder, Borse Dubai or any of the Subsidiaries of Borse Dubai except in the cases of clauses (b), (c) and (d) above for such conflicts, breaches, violations or defaults that would not be material, individually or in the aggregate, to Borse Dubai or the Bidder.

Section 4.06 Limited Purpose of the Bidder and Option Holder. Each of the Bidder and the Option Holder is a newly-formed special purpose entity which has been formed solely for the purposes of the Bidder Offer and the Options, respectively. As of the date hereof, neither the Bidder nor the Option Holder are a Party to any material agreements and have not conducted any activities other than pursuant to or in connection with this Agreement or in connection with the organization of the Bidder, the Bidder Offer, the Options, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.07 Ownership of the OMX Shares. As of the date of this Agreement, the Bidder, Borse Dubai and the Subsidiaries of Borse Dubai collectively own 5,880,130 OMX Shares. The sale, transfer and delivery of the OMX Shares to Nasdaq pursuant to the terms of this Agreement shall vest in Nasdaq good and valid title to such OMX Shares (including those acquired pursuant to the Bidder Offer, the Options or otherwise), free and clear of any Lien and free of any other such restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the OMX Shares), in each case arising from any action or the failure to take any action by Borse Dubai and its Affiliates.

Section 4.08 Options.

(a) The Options constitute the valid and binding obligations of the Option Holder, enforceable against each of the Option Holder and, to the knowledge of Borse Dubai as of the date hereof, each of the respective counterparties thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b) As of the date hereof, 29,171,741 OMX Shares are subject to the Options.

(c) Following exercise of the physically-settled call option under the Options as set forth in Section 5.04(a), the Option Holder will be entitled to acquire the number of OMX Shares that are subject to the Options, provided that the number of OMX Shares to be delivered to the Option Holder by HSBC Bank plc shall be reduced to the extent that HSBC’s Option counterparties do not fulfill their obligations under the Options to deliver the OMX Shares to HSBC Bank plc. If an Option counterparty fails to deliver to HSBC Bank plc the number of OMX Shares to be delivered on the due date, then under certain Options (i) HSBC Bank plc’s position under the Options may be novated to the Option Holder and under other Options (ii) HSBC Bank plc may be required by the Option Holder to bring proceedings against that Option counterparty.

Section 4.09 Financing. At each of the closing of the Bidder Offer and the settlement of the Options, the Bidder or the Option Holder, as the case may be, shall have sufficient funds to permit it to acquire the OMX Shares in the Bidder Offer or the OMX Shares subject to the Options, as the case may be. It shall not be a condition to the obligations of Borse Dubai or the Bidder to consummate the transactions contemplated hereby that the Bidder have sufficient funds to acquire the OMX Shares in the Bidder Offer or that the Option Holder have sufficient funds to acquire the OMX subject to the Options.

Section 4.10 Documentation.

(a) None of the information supplied or to be supplied by Borse Dubai or the Bidder in writing for inclusion in the Proxy Statement shall, at the date of mailing to Nasdaq’s stockholders and at the time of the meeting of Nasdaq’s stockholders to be held in connection with the Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by Borse Dubai or the Bidder in writing for inclusion in any documentation related to the Nasdaq Offer or Bidder Offer shall, at the time of filing with any Authority or other distribution of such documentation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.11 No Brokers or Finders. Borse Dubai and the Bidder have not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, other than any of the foregoing which fees are the sole responsibility of Borse Dubai.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.01 Notices of Certain Events. From the date hereof until the termination of this Agreement in accordance with its terms, Nasdaq, on the one hand, and Borse Dubai and the Bidder, on the other hand, shall promptly notify the other Parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(c) any Proceeding, whether civil, criminal, administrative, regulatory or investigative, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any Party that relates to the transactions contemplated by this Agreement, the Nasdaq Offer or the Bidder Offer; and

(d) (i) the occurrence or failure to occur of any event that would be likely to cause or that has caused any of a Party’s representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof until the Closing or to cause any of the Conditions Precedent, as set forth on Exhibit A, not to be satisfied or (ii) any material failure on such Party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder or with respect to the Nasdaq Offer or the Bidder Offer; provided, however, that the delivery of any notice pursuant to this Section 5.01 shall not limit or otherwise affect the remedies available hereunder to the Party receiving or delivering such notice or constitute an admission with respect to the Party delivering or receiving such notice.

Section 5.02 Conduct of the Bidder Offer.

(a) Except as provided in this Agreement, from the date hereof until the termination of this Agreement in accordance with its terms, Borse Dubai shall cause the Bidder not to, and the Bidder shall not, open the Bidder Offer for acceptances. The foregoing notwithstanding, upon the satisfaction or waiver of the Conditions Precedent to the Trigger Date as set forth in Section 6.01, Borse Dubai shall cause the Bidder to, and the Bidder shall, in accordance with the terms of this Agreement, open the Bidder Offer for acceptances as promptly as practicable after the Trigger Date and accept for payment all OMX Shares validly tendered (and not properly withdrawn) pursuant to the Bidder Offer.

(b) In accordance with the terms of the Bidder Offer, the Bidder shall (and Borse Dubai shall cause the Bidder to) pay for all the OMX Shares acquired pursuant to the Bidder Offer. Following the Trigger Date, the obligation of the Bidder under this Agreement to accept for payment and pay for any OMX Shares validly tendered (and not properly withdrawn) pursuant to the Bidder Offer shall be subject to the continuing satisfaction or waiver of the Conditions Precedent to the Closing as set forth on Exhibit A.

(c) Except as set forth on Exhibit A, the Parties agree to participate jointly and by mutual agreement in all decisions regarding the conduct of the Bidder Offer (including any increase in the offer price). In furtherance of the foregoing, except pursuant to the rights granted on Exhibit A, neither Borse Dubai nor Bidder shall amend, modify or waive any conditions to the Bidder Offer as set forth on Exhibit B (the “Bidder Offer Conditions”) without the prior written consent of Nasdaq; provided, however, that the Bidder may take any actions necessary to prevent the Bidder Offer from lapsing (other than, prior to the Trigger Date, open the Bidder Offer for acceptances) or required by applicable law (including Swedish takeover rules). For the avoidance of doubt, it is the Parties’ intention that each Bidder Offer Condition is identical in substance to the corresponding Condition Precedent as set forth on Exhibit B. The satisfaction or waiver of any Condition Precedent shall, to the extent the corresponding Bidder Offer Condition is not satisfied, be a waiver of such Bidder Offer Condition. The satisfaction or wavier of any Bidder Offer Condition shall, to the extent the corresponding Condition Precedent is not actually satisfied, be deemed satisfaction of such Condition Precedent.

(d) Nasdaq and its counsel shall be given a reasonable opportunity to review and comment on all documentation related to the Bidder Offer before any such document is filed with any Authority or otherwise distributed to holders of OMX Shares, and such documentation shall be reasonably acceptable to Nasdaq and its counsel immediately prior to its filing or distribution. Borse Dubai and the Bidder shall keep Nasdaq fully informed with respect to developments related to the Bidder Offer.

(e) Upon request of Nasdaq, following the Closing, the Bidder will extend the Bidder Offer for the outstanding OMX Shares through up to two subsequent offering periods in accordance with applicable law (including Swedish takeover rules), each such period being no more than 20 Business Days. The Bidder shall be obligated to pay the Bidder Offer Consideration to any OMX shareholders that tender in such subsequent offering period. Nasdaq shall purchase such OMX Shares from Borse Dubai as soon as possible after (i) such OMX Shares are acquired by the Bidder in such subsequent offering periods and (ii) such OMX Shares are transferred to Borse Dubai from the Bidder by paying to Borse Dubai (or such other Person(s) as Borse Dubai directs) by wire transfer of immediately available funds (in SEK) to a bank account or accounts designated in writing by Borse Dubai to Nasdaq at least two Business Days prior to the date of the Secondary Closing and shall pay Borse Dubai’s reasonable documented out-of-pocket expenses (not including any Taxes) incurred in connection with any such request. If Nasdaq does not pay for such

OMX Shares on such date, interest will accrue on the purchase price paid by Bidder for such OMX Shares for the period held by Borse Dubai (which shall equal the actual interest paid by Borse Dubai if funded by debt or 6% annually (pro rata for the period such OMX Shares are held by Borse Dubai) if funded by Borse Dubai from its own funds).

(f) Except as set forth in this Agreement (including Section 5.02(e) above), from and after the Closing, Borse Dubai and the Bidder shall not, and shall cause their respective Subsidiaries not to:

(i) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, beneficial or record ownership of any OMX Shares, including by tender or exchange offer or otherwise;

(ii) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group of which Borse Dubai, the Bidder, or their respective Subsidiaries is a member), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote OMX Shares or to provide or withhold consents with respect to OMX Shares or seek to advise or influence any person or entity with respect to, the voting of, or the providing or withholding consent with respect to, any OMX Shares;

(iii) either directly or indirectly in concert with others (including by or through any group of which Borse Dubai, the Bidder, or their respective Subsidiaries is a member) seek representation on the Board of Directors of OMX or the board of directors or equivalent of any of OMX’s subsidiaries, seek to remove any members of the Board of Directors of OMX or expand or reduce the size of the Board of Directors of OMX or otherwise act alone or in concert with others (including by or through any group of which Borse Dubai, the Bidder, or their respective Subsidiaries is a member) to make public statements or otherwise seek to control or influence the management or Board of Directors of OMX or any of its Subsidiaries;

(iv) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any OMX Shares; or

(v) either directly or indirectly in concert with others (including by or through any group of which Borse Dubai, the Bidder, or their respective Subsidiaries is a member) publicly announce or disclose any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that Nasdaq waive, amend or terminate any provisions of this Section 5.02(f) or making such a request if such request would reasonably be likely to require public disclosure by any Person or otherwise result in public disclosure).

Section 5.03 Conduct of the Nasdaq Offer.

(a) Except as set forth on Exhibit A, from and after the date hereof (including following the termination of this Agreement in accordance with its terms), Nasdaq shall not open the Nasdaq Offer for acceptances.

(b) Nasdaq shall not amend, modify or waive any condition to the Nasdaq Offer without the prior written consent of Borse Dubai; provided, however, that Nasdaq may take any other actions necessary in order to prevent the Nasdaq Offer from lapsing (other than open the Nasdaq Offer for acceptances).

(c) Borse Dubai and its counsel shall be given a reasonable opportunity to review and comment on all information in documentation related to the Nasdaq Offer which refers to Borse Dubai or the Bidder before any such information is filed with any Authority or otherwise published or distributed to holders of OMX Shares, and such information shall be reasonably acceptable to Borse Dubai and its counsel immediately prior to its filing, publication or distribution. For the avoidance of doubt, the preparation of documents by Nasdaq related to the Bidder Offer shall be governed by Section 5.05 and not this Section 5.03(c).

(d) Upon the occurrence of the Trigger Date, Nasdaq shall withdraw and otherwise terminate the Nasdaq Offer.

Section 5.04 Options; Irrevocables; OMX Shares.

(a) From the date of this Agreement until the time of acquisition of the OMX Shares subject to the Options, Borse Dubai shall not, and shall cause the Option Holder not to (i) take or fail to take any action that would result in a breach of any of the Options or (ii) terminate, waive, amend, assign, or take or fail to take any other action which would render the Option Holder unable validly to exercise its rights to acquire the OMX Shares under the Options. On the first possible day, in accordance with the terms of the Options, following the first day of settlement of the Bidder Offer, the Option Holder shall exercise the physically-settled call option under the Options to acquire all of the OMX Shares subject to the Options.

(b) Except as set forth on Exhibit A, from the date of this Agreement until the time of acquisition in the Bidder Offer of the OMX Shares that are subject to the Irrevocables, neither Borse Dubai nor Nasdaq shall (i) take or fail to take any action that would result in a breach of any of the Irrevocables, which would render such Irrevocable incapable of being exercised or (ii) terminate, waive, amend, assign, or take or fail to take any other action which would terminate the other Party’s obligation to tender shares in the Bidder Offer or the Nasdaq Offer as set forth in the Irrevocables.

(c) Except as set forth in Schedule 5.04, until the termination of this Agreement, neither the Bidder, Borse Dubai nor any Subsidiary of Borse Dubai shall sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any OMX Shares now owned or hereafter acquired, other than, in each case, pursuant to or in connection with the implementation of this Agreement and the transactions contemplated hereby.

(d) Until the termination of this Agreement, neither Borse Dubai, Nasdaq or any of their respective Affiliates shall enter into any irrevocable undertakings related to the Bidder Offer without the prior written consent of the other Parties.

Section 5.05 Documents; Stockholder Approval.

(a) As soon as practicable following the date of this Agreement, Borse Dubai shall furnish all information concerning it and its Subsidiaries as Nasdaq may reasonably request in connection with the preparation of the Proxy Statement.

(b) Nasdaq shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission and to mail the Proxy Statement to its stockholders as promptly as practicable after the Proxy Statement has been cleared by the Commission. The Proxy Statement may include such information and alternative proposals as shall enable Nasdaq to issue the Nasdaq Shares to Borse Dubai, its Subsidiaries and the Trust and consummate the transactions described herein and, alternatively, to consummate the Nasdaq Offer.

(c) As promptly as practicable after the Proxy Statement is cleared by the Commission, Nasdaq shall take all lawful action duly to call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Stockholder Approval and shall use its reasonable best efforts to solicit such approval.

(d) Borse Dubai and the Bidder shall use their reasonable best efforts to have the Bidder Offer Documents cleared by the SFSA and the Financial Supervisory Authorities in Finland, Denmark, Iceland, Latvia, Lithuania and Estonia as promptly as practicable after the date hereof such that the applicable Conditions Precedent to the Trigger Date are satisfied.

Section 5.06 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, including the applicable provisions of Section 5.07 and Exhibit A, each of Nasdaq and Borse Dubai shall, and shall cause its Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and stock exchange regulation, including the Takeover Rules, to cause to be satisfied all conditions to the Parties’ obligations under this Agreement, and to consummate and make effective the transactions contemplated by this Agreement. In connection therewith, if any Proceeding is instituted or threatened to be instituted or any legislation is proposed or threatened to be proposed by any Authority which Proceeding or legislation (i) is reasonably likely to materially delay occurrence of the Trigger Date, declaration of the Bidder Offer as unconditional or consummation of the Closing or (ii) challenges any transaction contemplated by this Agreement, then each of Nasdaq, Borse Dubai and the Bidder shall (by negotiation, litigation or otherwise) cooperate and use their reasonable best efforts to contest, resist or avoid any such Proceeding or legislation, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, materially delays or materially restricts consummation of the transactions contemplated by this Agreement, including by pursuing reasonable avenues of administrative and judicial appeal.

(b) Subject to Section 5.07(e), Nasdaq, Borse Dubai and the Bidder agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously this Agreement or the transactions contemplated hereby.

Section 5.07 Certain Filings.

(a) Competition Filings.

(i) Nasdaq and Borse Dubai acknowledge and agree that one or more filings under the HSR Act shall be necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Promptly following the execution of this Agreement, Nasdaq and Borse Dubai shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, in connection with the issuance of the Nasdaq Shares and shall cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the Federal Trade Commission or the Department of Justice. Borse Dubai and Nasdaq shall each pay one-half of all filing fees associated with the filing of the HSR Act notifications. Nasdaq and Borse Dubai shall use their reasonable best efforts to ensure that the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act shall promptly be terminated or expire.

(ii) If any filings under any other applicable competition, merger control, antitrust or similar law are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, Nasdaq and Borse Dubai shall file with the proper authorities all forms and other documents necessary to receive the necessary approvals under such law, and shall use their reasonable best efforts to secure such approval.

(b) Each Party shall: (i) inform CFIUS of the transactions contemplated by this Agreement and the Ancillary Agreements and the Parties shall make all filings and submissions required to be made or effected by it pursuant to Exon-Florio, (ii) provide any information requested by CFIUS or any other agency or branch of the United States government in connection with their review of the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) use its reasonable best efforts promptly to take, and cause its Affiliates to take, all actions and steps necessary to obtain (A) a finding by CFIUS of no jurisdiction or (B) clearance or approval required to be obtained from CFIUS in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (such absence of a request for a filing, finding of no jurisdiction, clearance or approval, the “CFIUS Approval”).

(c) To the extent not already done, promptly following the execution of this Agreement, Nasdaq and Borse Dubai shall file with the proper authorities all forms and other documents necessary to be filed to obtain the Regulatory Approvals in connection with the transactions contemplated by this Agreement, and shall cooperate with each other in promptly producing such additional information as those authorities may reasonably require to obtain the Regulatory Approvals. Nasdaq and Borse Dubai shall use their reasonable best efforts to obtain the Regulatory Approvals.

(d) Nasdaq shall give Borse Dubai, and Borse Dubai shall give Nasdaq, reasonable prior notice of any material written or oral communication and any proposed understanding, undertaking or agreement with, any Authority relating to the Bidder Offer or the consummation of any of the other transactions contemplated hereby. In addition, each Party shall furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Nasdaq shall not make any proposals relating to, or enter into, any understanding, undertaking or agreement with any Authority relating to the consummation of any of the transactions contemplated hereby without the prior review and approval of Borse Dubai, and Borse Dubai shall not make any such proposal or enter into any such understanding, undertaking or agreement relating to the consummation of any of the transactions contemplated hereby without the prior review and approval of Nasdaq.

(e) For purposes of this Agreement, reasonable best efforts shall not require any Party to take any actions or steps that such Party, in its reasonable judgment, deems materially adverse to the benefit it expects to receive from the transactions contemplated by this Agreement or the DIFX Agreement, including any condition that would prevent Borse Dubai from obtaining equity accounting treatment for its investment in Nasdaq or Nasdaq from obtaining equity accounting treatment for its investment in DIFX, but in each case subject to such Party first taking into account possible alternative arrangements, which the Parties agree to negotiate in good faith.

Section 5.08 Public Announcements. Nasdaq and Borse Dubai and each of their Affiliates agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the written consent of the other Parties, except as may be required by applicable law or stock exchange regulation, including the Takeover Rules, in which case reasonable best efforts to consult among the Parties is required to the extent practicable.

Section 5.09 Other Agreements.

(a) Except as set forth on Schedule 5.09(a), between the date of this Agreement and the Closing, unless Borse Dubai shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the business of Nasdaq and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and Nasdaq shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization.

(b) Until the earlier of the Closing or earlier termination of this Agreement, each of the Parties agrees that none of it or its respective Subsidiaries, Affiliates, successors or assigns shall, and each Party shall instruct its Representatives not to, in any way disparage, attempt to discredit, or otherwise call into disrepute, any other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, stockholders or Representatives, or any of such Party’s products or services, in any manner that could reasonably be expected to (i) damage the business or reputation of such other Party, its products or services or its Subsidiaries, Affiliates, successors, assigns or Representatives or (ii) subject to the terms of this Agreement, disrupt, impede, hinder or delay such other Party’s attempts to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, neither Party shall make any comments or statements to any non-Party (including the press, employees or former employees of the other Party, any client or prospective or former client of the other Party, any individual or entity with whom the other Party has a business relationship or any other Person), if such comment or statement reasonably could be expected to adversely affect the conduct of the business of the other Party, or any of its plans or prospects or the business reputation of such other Party or any of such other Party’s products or services or that of any of its Subsidiaries, Affiliates, successors, assigns or Representatives, except as may be required by applicable law, Authority, judicial order or subpoena; provided, however, that any party making such comments or statements to comply with applicable law, Authority, judicial order or subpoena shall, to the extent that suck grant would not conflict with applicable law, first grant each other party reasonable opportunity to review such comments or statements.

(c) As promptly as reasonably practicable following the Closing, Nasdaq shall apply for a secondary listing on DIFX.

(d) Until the Closing, each of the Parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements all information and data obtained by them from the other Party or its Affiliates or Representatives relating to such other Party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section, (ii) was available on a non-confidential basis prior to its disclosure to or by one Party to another, or (iii) becomes available to one Party on a non-confidential basis from a source other than the other Party, provided that such source is not known by the receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving Parties or their Representatives and is not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law. In the event that the transactions contemplated hereby are not consummated, each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the other Party or destroy all documents (including all copies thereof) containing any such information or data. From and after the Closing, the rights and obligations of the Parties hereto with respect to the information described in this paragraph shall be governed by Section 7.5 of the Nasdaq Stockholders’ Agreement.

Section 5.10 Fees and Expenses. Except as set forth in Section 5.07(a), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 5.11 Nasdaq Board Exemption. Nasdaq shall use its reasonable best efforts to obtain the Commission Approval if, and only to the extent that, the Board of Directors approves a Voting Limit Exemption for any other Person and seeks a similar approval from the Commission with respect to such other Person.

Section 5.12 Section 16 Exemption. Prior to the Closing, the Board of Directors shall adopt such resolutions as Borse Dubai shall reasonably request to specifically approve the transactions contemplated by this Agreement for purposes of Section 16 of the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to the Occurrence of the Trigger Date. The Trigger Date shall be the first day upon which each of the following conditions have been satisfied or waived as provided herein:

(a) Each of the Conditions Precedent to the Trigger Date as set forth on Exhibit A have been satisfied or waived by the Party specified in Exhibit A to be the beneficiary thereof;

(b) Borse Dubai has received a certificate executed by the chief executive officer or chief financial officer of Nasdaq to the effect that (i) as of the Trigger Date, the representations and warranties of Nasdaq contained in this Agreement or any Ancillary Agreement are true and correct in all material respects, other than those that are qualified by “materiality” or by Nasdaq Material Adverse Effect, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date and (ii) Nasdaq has performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Trigger Date, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Borse Dubai.

(c) Nasdaq has received a certificate executed by the chief executive officer or chief financial officer of Borse Dubai to the effect that (i) as of the Trigger Date, the representations and warranties of Borse Dubai and the Bidder contained in this Agreement or any Ancillary Agreement are true and correct in all material respects, other than those that are qualified by “materiality”, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date and (ii) Borse Dubai and the Bidder have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to the Trigger Date, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Nasdaq.

Section 6.02 Conditions to the Parties’ Obligations to Effect the Closing. The obligations of Nasdaq, on the one hand, and Borse Dubai and the Bidder, on the other hand, to consummate the transactions contemplated hereby at the Closing are subject to:

(a) The satisfaction or waiver by the Party benefited thereby of the Conditions Precedent to the Closing as set forth on Exhibit A;

(b) Borse Dubai receiving, at or prior to the Closing:

(i) an executed counterpart of each of the Ancillary Agreements, executed by Nasdaq;

(ii) a legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP addressed to Borse Dubai and dated the Closing Date regarding the Nasdaq Board Exemption, substantially in the form of Exhibit F; and

(iii) a certificate executed by the chief executive officer or chief financial officer of Nasdaq to the effect that (A) the representations and warranties of Nasdaq contained in this Agreement and any Ancillary Agreement (but with respect to any Ancillary Agreement, only at Closing) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, other than those that are qualified by “materiality” or by Nasdaq Material Adverse Effect, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date, (B) Nasdaq has performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Borse Dubai and (C) setting forth the number of issued and outstanding shares of Common Stock on a fully-diluted basis as of the Closing (calculated in accordance with the methodology set forth on Schedule 2.01(a)).

(c) Nasdaq receiving, at or prior to the Closing:

(i) an executed counterpart of each of the Ancillary Agreements, signed by Borse Dubai and/or the Bidder; and

(ii) a certificate executed by the chief executive officer or chief financial officer of Borse Dubai to the effect that (A) the representations and warranties of Borse Dubai and the Bidder contained in this Agreement and any Ancillary Agreement (but with respect to any Ancillary Agreement, only at Closing) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, other than those that are qualified by “materiality”, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date and (B) Borse Dubai and the Bidder have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Borse Dubai.

Section 6.03 Conditions to the Parties’ Obligations to Effect a Secondary Closing. The obligations of Borse Dubai and the Bidder to acquire and deliver any OMX Shares in any subsequent offering period following the Closing and participate in any Secondary Closing are subject to (i) the continued satisfaction or waiver of the Conditions Precedent related to the legality of the Bidder Offer and (ii) the ability of Nasdaq to acquire the OMX Shares in such Secondary Closing.

Section 6.04 Failure of Conditions Precedent. The rights and obligations of the Parties with respect to the failure of a Condition Precedent are set forth on Exhibit A, which shall govern the Parties’ rights and obligations with respect to the matters set forth therein.

Section 6.05 Frustration of Conditions Precedent. None of Nasdaq, Borse Dubai or the Bidder may rely on the failure of any Condition Precedent to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement (including Exhibit A).

ARTICLE VII

TERMINATION

Section 7.01 Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Nasdaq and Borse Dubai;

(b) by either Nasdaq, on the one hand, or Borse Dubai, on the other hand, at any time prior to the Closing, if the Closing shall not have occurred by February 15, 2008; provided, however, that if on such date the Trigger Date shall have occurred but the Closing shall not have occurred, such date shall automatically be extended to April 15, 2008 without action by any of the Parties;

(c) by Nasdaq, if:

(i) prior to the Trigger Date, any of the Conditions Precedent that grant Nasdaq the right to terminate this Agreement, as set forth on Exhibit A, shall become incapable of being satisfied prior to February 15, 2008; or

(ii) following the Trigger Date and prior to the Closing, any of the Conditions Precedent to the Closing that grant Nasdaq the right to terminate this Agreement, as set forth on Exhibit A, shall become incapable of being satisfied prior to the Closing; or

(d) by Borse Dubai, if:

(i) prior to the Trigger Date, any of the Conditions Precedent that grant Borse Dubai the right to terminate this Agreement, as set forth on Exhibit A, shall become incapable of being satisfied prior to February 15, 2008; or

(ii) following the Trigger Date and prior to the Closing, any of the Conditions Precedent to the Closing that grant Borse Dubai the right to terminate this Agreement, as set forth on Exhibit A, shall become incapable of being satisfied prior to the Closing.

The Party desiring to terminate this Agreement pursuant to this Section 7.01 shall give written notice of such termination to the other Parties.

Section 7.02 Effect of Termination.

(b) If this Agreement is terminated as permitted by Section 7.01(c) or 7.01(d), such termination shall have the effects as set forth on Exhibit A. If Nasdaq, on the one hand, and Borse Dubai, on the other hand, both are entitled, and seek, to terminate this Agreement for the failure of different Conditions Precedent, as set forth on Exhibit A, then:

(i) if either of such Conditions Precedent, as set forth on Exhibit A, allows Nasdaq to continue the Nasdaq Offer or launch a new offer, Nasdaq shall be allowed to do so;

(ii) if either of such Conditions Precedent, as set forth on Exhibit A, allows the Bidder to continue the Bidder Offer, the Bidder shall be allowed to do so; and

(iii) Borse Dubai and Nasdaq shall ask each Party granting an Irrevocable whether they prefer to tender into the Nasdaq Offer (as modified, at the option of Nasdaq) or the Bidder Offer (as modified, at the option of Borse Dubai), and Borse Dubai shall retain the benefit of the Irrevocables or assign the benefit of the Irrevocables to Nasdaq subject to compliance with the terms thereof, depending on the choice of the Party granting the Irrevocable.

Notwithstanding the foregoing, if the failure of the first such Condition Precedent causes the failure of the second such Condition Precedent, the second such Condition Precedent shall not be grounds for termination of this Agreement and the effects of the failure of the first such Condition Precedent as set forth on Exhibit A shall govern.

(c) If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any Party (or its Affiliates, successors, assigns, stockholders or Representatives) to any other Party to this Agreement, except (i) for the provisions of Sections 3.15 and 4.11 relating to broker’s fees and finder’s fees, Section 5.09(d) relating to confidentiality, Section 9.01 relating to notices, Section 9.07 relating to governing law, Section 9.08 relating to submission to jurisdiction, Exhibit A in its entirety (including the obligations of the Parties contained therein) and this Section 7.02 and (ii) that nothing herein shall relieve either Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival of Provisions. The representations and warranties contained in this Agreement will survive and remain in full force and effect in accordance with their terms until the first anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.16 and 3.17 and Sections 4.01, 4.02, 4.03 and 4.07 (each, a “Fundamental Representation”) will survive indefinitely. Notwithstanding the foregoing, an indemnification claim brought pursuant to Sections 8.02 and 8.03 with respect to a breach of a representation or warranty will not be precluded hereby if the claim is initiated in writing prior to the expiration of the respective survival period described in the preceding sentence.

Section 8.02 Indemnification by Nasdaq. Nasdaq hereby agrees to indemnify and hold harmless Borse Dubai and the Bidder, any Person controlling Borse Dubai or the Bidder or their Affiliates, and their respective directors, trustees, members, partners, officers, agents and employees from and against any losses, claims, damages, expenses and liabilities (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any investigation, action, suit or Proceeding) (“Damages”) to which such Person may become subject as the result of (a) any breach of any representation or warranty made pursuant to this Agreement or the Ancillary Agreements or (b) any breach of any covenant made or to be performed on the part of Nasdaq under this Agreement or the Ancillary Agreements, and Nasdaq shall reimburse any such Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such Person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or Proceeding, pending or threatened, whether or not such Person is a party thereto; provided, however, that with respect to indemnification or reimbursement by Nasdaq pursuant to this Section 8.02, (x) in the case of any indemnification pursuant to clause (a) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), Nasdaq shall not be liable unless the aggregate amount of Damages exceeds $29,000,000, and Nasdaq shall only be liable for Damages in excess of such amount, and (y) Nasdaq’s maximum liability to Borse Dubai and the Bidder shall not exceed $2,900,000,000.

Section 8.03 Indemnification by Borse Dubai and the Bidder. Borse Dubai and the Bidder, jointly and severally, hereby agree to indemnify, defend and hold harmless Nasdaq, its Affiliates, any Person controlling Nasdaq or its Affiliates, and their respective directors, trustees, members, partners, officers, agents and employees from and against any Damages to which such Person may become subject as a result of (a) any breach of any representation or warranty of Borse Dubai made pursuant to this Agreement or the Ancillary Agreements or (b) any breach of any covenant made or to be performed on the part of Borse Dubai or the Bidder under this Agreement or the Ancillary Agreements, and Borse Dubai and the Bidder shall, jointly and severally, reimburse any such Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such Person in connection with any such breach of representation or warranty or investigating, preparing or defending any such action or Proceeding, pending or threatened, whether or not such Person is a party thereto; provided, however, that with respect to indemnification or reimbursement by Borse Dubai and the Bidder pursuant to this Section 8.03, (x) in the case of any indemnification pursuant to clause (a) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), Borse Dubai and the Bidder shall not be liable unless the aggregate amount of Damages exceeds $29,000,000, and Borse Dubai and the Bidder shall only be liable for Damages in excess of such amount, and (y) Borse Dubai’s and the Bidder’s maximum liability shall not exceed $2,900,000,000.

Section 8.04 Other Indemnification Matters.

(a) Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, Proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.02 or Section 8.03, such Indemnified Person will give notice thereof to the Person or Persons against whom such indemnity may be sought (the “Indemnifying Person”). Notwithstanding the foregoing, the failure to give prompt notice to such Person shall not relieve such Indemnifying Person from liability, except to the extent such failure or delay materially prejudices such Indemnifying Person. The Indemnifying Person shall be entitled to participate in any such action and to assume the defense thereof, at the Indemnifying Person’s expense and with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnified Person shall have the right to participate in such action and to retain its own counsel, but the Indemnifying Person shall not be liable to such Indemnified Person hereunder for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnifying Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner or (iii) the Indemnified Person shall have been advised by outside counsel that representation of the Indemnified Person by counsel provided by the Indemnifying Person pursuant to the foregoing would be inappropriate due to an actual or potential conflicting interest between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; provided, however, that the Indemnifying Person shall not, in connection with any one such action or Proceeding or separate but substantially similar actions or Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one firm of attorneys at one time for any Indemnified Person and its Affiliates. Furthermore, the Parties

agree to render to each other, without compensation (other than reasonable documented out-of-pocket expenses), such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, whether or not subject to indemnification hereunder, and each Party agrees to, and to cause counsel selected by it to, defend any such action diligently and in good faith.

(b) Except in the case of fraud, or with respect to matters for which the remedy of specific performance or injunctive relief or other equitable remedies are appropriate or available, the respective rights to indemnification as provided for in this Section 8.04 will constitute each Party’s sole remedy and no Party will have any other liability or damages to any other Party; provided, however, that nothing contained herein will prevent the Indemnified Person from pursuing remedies as may be available to such Party under applicable law in the event of an Indemnifying Person’s failure to comply with its indemnification obligations hereunder.

(c) In the event of any Damages the amount of which (i) is undisputed by the Indemnifying Person, (ii) is finally determined through settlement of any third-party action or claim or (iii) was disputed but as to which (x) a final, non-appealable award has been rendered by a court of competent jurisdiction or (y) an agreement has been reached between the Indemnifying Person and the Indemnified Person, such amount (after taking into account the provisos in Section 8.02 and Section 8.03) shall conclusively be deemed a liability of the Indemnifying Person hereunder and shall be paid to the Indemnified Person within ten days of being so deemed in cash by wire transfer of immediately available funds, and shall finally and conclusively resolve the matter that was the subject of such indemnification.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given to:

(a)	Nasdaq at:

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

Attn: Edward S. Knight, Esq.

Fax: (301) 978-8471

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Eric J. Friedman, Esq.

Fax: (917) 777-2204

(b)	Borse Dubai or the Bidder at:

Borse Dubai Limited

PO Box 9700

Dubai, UAE

Attn: Sayanta Basu

Fax: +971 (4) 330 3260

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn: David M. Wilf, Esq.

Fax: (212) 351-6277

or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving such notice to the Party. Each such notice, request or other communication shall be deemed to have been received (i) if given by facsimile, when such facsimile is transmitted to the Fax number specified pursuant to this Section 9.01 and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.01.

Section 9.02 No Waivers; Amendments.

(a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Neither this Agreement nor any term or provision hereof may be amended or waived in any manner other than by instrument in writing signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the enforcement of such waiver is sought.

Section 9.03 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the successors and assigns of each Party, whether so expressed or not. Except with respect to the Irrevocables, the assignability of which shall be governed by their respective terms and Exhibit A, none of the Parties may assign any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each Party may assign this Agreement, in whole or in part, to any Subsidiary of such Party without the prior consent of any other Party; provided further, however, that such assignment shall only be valid for so long as such Subsidiary remains a Subsidiary of such Party; provided still further, however, that no assignment shall limit the assignor’s obligations hereunder. Except as expressly set forth herein, this Agreement shall not inure to the benefit of or be enforceable by any other Person.

Section 9.04 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 9.05 Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

Section 9.06 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.

Section 9.07 New York Law. The enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of laws of another jurisdiction.

Section 9.08 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the Parties unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert any objection, whether as a defense or otherwise, which such Party may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum or that such suit, action or Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each Party agrees that a final judgment in any such suit, action or Proceeding shall be conclusive and may be enforced in any other jurisdiction in which a Party may be found or may have assets by suit on the judgment or in any other manner provided by applicable law, and agrees to the fullest extent permitted by law to consent to the enforcement of any such judgment and not to oppose such enforcement or to seek review on the merits of any such judgment in any such jurisdiction.

(b) Each of the Parties hereby irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any suit, Proceeding or action by giving copies thereof by hand-delivery of air courier to the address of such Party specified in Section 9.01 and such service of process shall be deemed effective service of process on such Party. However, the foregoing shall not limit the right of any Party to effect service of process on the other Parties by any other legally available method.

(c) To the extent that any Party hereto (including assignees of any Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, sovereign immunity from service of process, from suit, from the jurisdiction of any court or arbitral tribunal, from attachment prior to judgment, from attachment in aid of execution or enforcement of a judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such a sovereign immunity (whether claimed or not), each Party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives to the fullest extent permitted by law, such sovereign immunity.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

Section 9.10 Entire Agreement. This Agreement and the DIFX Agreement constitute the entire agreement and understanding among the Parties and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof, including the Binding Term Sheet.

Section 9.11 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In this Agreement, all references to “$” are to United States dollars and all references to “SEK” are to Swedish kronor. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Execution page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Adena T. Friedman
Name:	Adena T. Friedman
Title:	Executive Vice President

BORSE DUBAI LIMITED

By:	/s/ Soud Ba’alawy
Name:	Soud Ba’alawy
Title:	Vice-Chairman

By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Chairman

BD STOCKHOLM AB

By:	/s/ Per E. Larsson
Name:	Per E. Larsson
Title:	Director

Exhibit A

CONDITIONS PRECEDENT

Condition 1. Condition Precedent: With respect to the DIFX Agreement: (a) there has been no DIFX Material Adverse Effect that has occurred and is continuing; (b) all representations and warranties made by Borse Dubai and DIFX in the DIFX Agreement shall be true and correct in all material respects as of the date of the DIFX Agreement and the Closing Date of the DIFX Agreement, other than those that are qualified by “materiality” or by DIFX Material Adverse Effect, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date, as of such specified date; (c) Borse Dubai and DIFX shall have performed all obligations and agreements and complied with all covenants and conditions required by the DIFX Agreement or any DIFX Ancillary Agreement (as defined in the DIFX Agreement) to be performed or complied with by them prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by the DIFX Agreement is not material to Nasdaq; and (d) DIFX shall have received the prior written consent of the DFSA approving the transactions contemplated by the DIFX Agreement.

1.1 Beneficiary: Nasdaq.

1.2 Trigger Date: If this Condition Precedent becomes incapable of being satisfied as the result of a failure of clause (a), above, prior to the Trigger Date, Nasdaq shall be released from the Condition Precedent (Condition 2, below) requiring that the DIFX Agreement transactions close simultaneously with the transactions contemplated by this Agreement, and:

(i)	this Agreement shall otherwise remain in full force and effect; and

(ii)	the Irrevocables shall remain in effect (subject to their respective terms).

For the avoidance of doubt, the satisfaction or waiver of this Condition Precedent is not a condition to the occurrence of the Trigger Date.

1.3 Closing: If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, Nasdaq shall be released from the Condition Precedent (Condition 2, below) requiring that the DIFX Agreement transactions close simultaneously with the transactions contemplated by this Agreement, and:

(i)	this Agreement shall otherwise remain in full force and effect; and

(ii)	the Irrevocables shall remain in effect (subject to their respective terms).

For the avoidance of doubt, the satisfaction or waiver of this Condition Precedent is not a condition to the occurrence of the Closing.

Condition 2. Condition Precedent: The transactions contemplated in the DIFX Agreement shall close concurrently with the transactions contemplated by this Agreement (other than due to a failure of Condition 1, above, which shall govern such failures).

2.1 Beneficiary: Borse Dubai.

2.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is not a condition to the occurrence of the Trigger Date.

2.3 Closing: The satisfaction or waiver of this Condition Precedent (other than due to a failure of Condition 1, above, which shall govern such failures) is a condition to the Closing. Borse Dubai has the right to terminate this Agreement if this Condition Precedent is incapable of being satisfied at the Closing (other than due to a failure of Condition 1, above, which shall govern such failures). If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent (other than due to a failure of Condition 1, above, which shall govern such failures) following the Trigger Date:

(i)	Nasdaq may launch a new offer; and

(ii)	Borse Dubai shall retain the benefit of the Irrevocables.

Condition 3. Condition Precedent: (a) There has been no OMX Material Adverse Effect that has occurred and is continuing, and (b) OMX has not violated condition 5, as set forth on Exhibit B, to the original Bidder Offer, which states that no information made public by OMX or disclosed by OMX to Borse Dubai is materially inaccurate, incomplete or misleading and that OMX has not failed to make public any material information which should have been made public by it.

3.1 Beneficiary: Borse Dubai and Nasdaq.

3.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date, Borse Dubai and Nasdaq shall each have the right to terminate this Agreement. If either Party terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	the Party terminating this Agreement must withdraw its offer or let its offer lapse without opening such offer for acceptances, and such Party and its Affiliates shall comply with the OMX Offer Restrictions (as defined below); and

(ii)	if Nasdaq is the terminating Party, then Borse Dubai shall retain the benefit of the Irrevocables, but if Borse Dubai is the terminating Party, then Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (for all purposes of this Exhibit A, any such assignment shall be subject to the compliance with the terms of the Irrevocables).

3.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, Borse Dubai and Nasdaq shall each have the right to terminate this Agreement.

If Nasdaq terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	the Bidder may continue the Bidder Offer;

(ii)	Nasdaq and its Affiliates shall comply with the OMX Offer Restrictions; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables.

If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(I)

Nasdaq may either (A) launch a new offer or (B) for so long as it would not violate the Condition Precedent related to the legality of Borse Dubai, the Bidder and Option Holder acquiring OMX Shares (Condition 11, below), require that the Bidder continue with the Bidder Offer (including the exercise of the Options and Irrevocables) at the then current offer price (with 100% of the consideration being paid by Nasdaq to Borse Dubai in cash). Upon the request of Nasdaq, Borse Dubai will also extend the Bidder Offer for the outstanding shares of OMX through one or more subsequent offering periods in accordance with applicable law and the terms of this Agreement. Upon such request to continue or extend, Nasdaq shall (1) provide Borse Dubai with evidence reasonably satisfactory to Borse Dubai that Nasdaq has sufficient financial resources to pay Borse Dubai the consideration for the OMX Shares owned or to be acquired by Borse Dubai and its Subsidiaries (including the exercise of the Options and the Irrevocables) and transferred to Nasdaq pursuant to this Agreement concurrently with

Borse Dubai’s obligation to pay for such OMX Shares; (2) pay (immediately prior to Borse Dubai’s requirement to pay for such OMX Shares) Borse Dubai by wire transfer of immediately available funds to a bank account or accounts designated in writing by Borse Dubai to Nasdaq at least two Business Days prior to the Closing Date, an amount in SEK sufficient to purchase such OMX Shares; and (3) pay (within 10 Business Days after evidence is presented to Nasdaq) Borse Dubai’s reasonable documented out-of-pocket expenses incurred since Borse Dubai exercises its right to terminate this Agreement. If Nasdaq does not pay for such OMX Shares on such date, interest will accrue on the purchase price paid by Bidder for such OMX Shares for the period held by Borse Dubai (which shall equal the actual interest paid by Borse Dubai if funded by debt or 6% annually (pro rata for the period such OMX Shares are held by Borse Dubai) if funded by Borse Dubai from its own funds);

(II)	If Nasdaq launches a new offer, then Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms);

(III)	If Nasdaq requires that the Bidder continue the Bidder Offer, then the Irrevocables shall remain in effect (subject to their respective terms and subject to clause (I), above); and

(IV)	If Nasdaq launches a new offer, the Bidder must terminate the Bidder Offer or let the Bidder Offer lapse without opening the Bidder Offer for acceptances and the Bidder, Borse Dubai and their respective Affiliates shall each comply with the OMX Offer Restrictions.

Condition 4. Condition Precedent: There has been no Nasdaq Material Adverse Effect that has occurred and is continuing.

4.1 Beneficiary: Borse Dubai and Nasdaq.

4.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date, Borse Dubai and Nasdaq shall each have the right to terminate this Agreement.

If Nasdaq terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	the Bidder may continue the Bidder Offer;

(ii)	Nasdaq shall withdraw the Nasdaq Offer or let the Nasdaq Offer lapse without opening the Nasdaq Offer for acceptances and Nasdaq and its Affiliates shall comply with the OMX Offer Restrictions; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(I)	Nasdaq may continue the Nasdaq Offer;

(II)	the Bidder may continue the Bidder Offer; and

(III)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

4.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, Borse Dubai and Nasdaq shall each have the right to terminate this Agreement.

If Nasdaq terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	the Bidder may continue the Bidder Offer;

(ii)	Nasdaq and its Affiliates shall comply with the OMX Offer Restrictions; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(I)	Nasdaq may launch a new offer;

(II)	the Bidder may continue the Bidder Offer; and

(III)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

Condition 5. Condition Precedent: All representations and warranties made by Nasdaq in this Agreement and any Ancillary Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, other than those that are qualified by “materiality” or by Nasdaq Material Adverse Effect, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date or in any Ancillary Agreement, as of such specified date or the Closing, respectively.

5.1 Beneficiary: Borse Dubai.

5.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If, prior to the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Borse Dubai shall have the right to terminate this Agreement. If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	Nasdaq may continue the Nasdaq Offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

5.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the Closing. If, following the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Borse Dubai shall have the right to terminate this Agreement. If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	Nasdaq may launch a new offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

Condition 6. Condition Precedent: Nasdaq shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by Nasdaq prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Borse Dubai or the Bidder.

6.1 Beneficiary: Borse Dubai.

6.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If, prior to the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Borse Dubai shall have the right to terminate this Agreement. If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	Nasdaq may continue the Nasdaq Offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

6.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, Borse Dubai shall have the right to terminate this Agreement. If Borse Dubai terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	Nasdaq may launch a new offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

Condition 7. Condition Precedent: Borse Dubai and the Bidder shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this Agreement is not material to Nasdaq.

7.1 Beneficiary: Nasdaq.

7.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If, prior to the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Nasdaq shall have the right to terminate this Agreement. If Nasdaq terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	Nasdaq may continue the Nasdaq Offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

7.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, Nasdaq shall have the right to terminate this Agreement. If Nasdaq terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	Nasdaq may launch a new offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

Condition 8. Condition Precedent: The Bidder shall have received all applicable regulatory approvals for the Bidder to acquire OMX Shares (including from the applicable Authorities in each of Sweden, Finland, Denmark, the United Kingdom, Iceland, Estonia, Latvia and Lithuania).

8.1 Beneficiary: Borse Dubai and Nasdaq.

8.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	Nasdaq may continue the Nasdaq Offer;

(iii)	the Bidder may continue the Bidder Offer; and

(iv)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

8.3 Closing: The continued satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	Nasdaq may launch a new offer;

(iii)	the Bidder may continue the Bidder Offer; and

(iv)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

Condition 9. Condition Precedent: Nasdaq shall have received all applicable regulatory approvals for Nasdaq to acquire OMX Shares (including from the applicable Authorities in Sweden, Finland, Denmark, the United Kingdom, Iceland, Estonia, Latvia and Lithuania).

9.1 Beneficiary: Borse Dubai and Nasdaq.

9.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may continue the Nasdaq Offer; and

(iv)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

9.3 Closing: The continued satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	Nasdaq may launch a new offer;

(iii)	the Bidder may continue the Bidder Offer; and

(iv)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

Condition 10. Condition Precedent: Borse Dubai and Nasdaq shall have received (a) all Regulatory Approvals (including through termination of applicable waiting periods) for Borse Dubai to acquire Nasdaq Shares, including CFIUS (through either approval or a finding of no jurisdiction), HSR and from the applicable Authorities in each of Sweden, Finland, Denmark, the United Kingdom, Iceland, Estonia, Latvia and Lithuania and (b) the Stockholder Approval and (c) a “Listing of Additional Shares” form shall have been submitted to The Nasdaq Global Select Market with respect to the Nasdaq Shares.

10.1 Beneficiary: Borse Dubai and Nasdaq.

10.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may continue the Nasdaq Offer; and

(iv)	Borse Dubai and Nasdaq shall ask each party granting an Irrevocable whether they prefer to tender into the Nasdaq Offer (as modified, at the option of Nasdaq) or the Bidder Offer (as modified, at the option of Borse Dubai), and Borse Dubai shall retain the benefit of the Irrevocables or promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms), depending on the choice of the party granting the Irrevocable.

10.3 Closing: The continued satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	Nasdaq may launch a new offer;

(iii)	the Bidder may continue the Bidder Offer; and

(iv)	Borse Dubai and Nasdaq shall ask each party granting an Irrevocable whether they prefer to tender into the Nasdaq Offer (as modified, at the option of Nasdaq) or the Bidder Offer (as modified, at the option of Borse Dubai), and Borse Dubai shall retain the benefit of the Irrevocables or promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms), depending on the choice of the party granting the Irrevocable.

Condition 11. Condition Precedent: There shall be no rule, legislation, injunction or order preventing the Bidder from acquiring OMX Shares.

11.1 Beneficiary: Borse Dubai and Nasdaq.

11.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may continue the Nasdaq Offer; and

(iv)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

11.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer,

(iii)	Nasdaq may launch a new offer; and

(iv)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

Condition 12. Condition Precedent: There shall be no rule, legislation, injunction or order preventing Nasdaq from acquiring the OMX Shares.

12.1 Beneficiary: Borse Dubai and Nasdaq.

12.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may continue the Nasdaq Offer; and

(iv)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

12.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may launch a new offer; and

(iv)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

Condition 13. Condition Precedent: There shall be no rule, legislation, injunction or order preventing Borse Dubai from acquiring Nasdaq Shares.

13.1 Beneficiary: Borse Dubai and Nasdaq.

13.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	the Bidder may continue the Bidder Offer;

(iii)	Nasdaq may continue the Nasdaq Offer; and

(iv)	Borse Dubai and Nasdaq shall ask each party granting an Irrevocable whether they prefer to tender into the Nasdaq Offer (as modified, at the option of Nasdaq) or the Bidder Offer (as modified, at the option of Borse Dubai), and Borse Dubai shall retain the benefit of the Irrevocables or promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms), depending on the choice of the party granting the Irrevocable.

13.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date:

(i)	this Agreement shall be terminated;

(ii)	Nasdaq may launch a new offer;

(iii)	the Bidder may continue the Bidder Offer; and

(iv)	Borse Dubai and Nasdaq shall ask each party granting an Irrevocable whether they prefer to tender into the Nasdaq Offer (as modified, at the option of Nasdaq) or the Bidder Offer (as modified, at the option of Borse Dubai), and Borse Dubai shall retain the benefit of the Irrevocables or promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms), depending on the choice of the party granting the Irrevocable.

Condition 14. Condition Precedent: No party has announced an offer on terms more favorable than the Bidder Offer.

14.1 Beneficiary: Borse Dubai and Nasdaq.

14.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If this Condition Precedent becomes incapable of being satisfied prior to the Trigger Date, and if:

(i)	the Bidder increases the cash consideration in the Bidder Offer based on the failure of this Condition Precedent prior to the Trigger Date, and Nasdaq is willing to increase the cash payment to Borse Dubai or the Bidder, as appropriate, by the same amount per OMX Share, then:

(A)	this Agreement shall be amended to reflect this change in consideration;

(B)	the Irrevocables shall remain in effect (subject to their respective terms); and

(C)	this Condition Precedent shall be deemed satisfied.

(ii)	the Bidder increases the cash consideration in the Bidder Offer based on the failure of this Condition Precedent prior to the Trigger Date, but Nasdaq is unwilling to increase the cash payment to Borse Dubai by the same amount per OMX Share, then:

(A)	this Agreement shall be terminated;

(B)	Nasdaq must withdraw the Nasdaq Offer and Nasdaq and its Affiliates shall comply with the OMX Offer Restrictions;

(C)	the Bidder shall be required to increase the cash consideration in the Bidder Offer to at least the last amount proposed by Borse Dubai and rejected by Nasdaq; and

(D)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

(iii)	Nasdaq desires to increase the consideration in the Bidder Offer (with a SEK-for-SEK increase in the cash consideration to Borse Dubai) based on the failure of this Condition Precedent prior to the Trigger Date, but Borse Dubai is unwilling to increase the consideration in the Bidder Offer, then:

(A)	Nasdaq may terminate this Agreement;

(B)	Nasdaq shall be required to increase the cash consideration in the Nasdaq Offer to at least the last amount proposed by Nasdaq and rejected by Borse Dubai;

(C)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms); and

(D)	the Bidder must terminate the Bidder Offer and the Bidder and Borse Dubai and their respective Affiliates shall comply with the OMX Offer Restrictions.

14.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the Closing. If this Condition Precedent becomes incapable of being satisfied following the Trigger Date, and if:

(i)	the Bidder increases the cash consideration in the Bidder Offer based on the failure of this Condition Precedent following the Trigger Date, and Nasdaq is willing to increase the cash payment to Borse Dubai by the same amount per OMX Share, then:

(A)	this Agreement shall be amended to reflect this change in consideration;

(B)	the Irrevocables shall remain in effect (subject to their respective terms); and

(C)	this Condition Precedent shall be deemed satisfied.

(ii)	the Bidder increases the cash consideration in the Bidder Offer based on the failure of this Condition Precedent following the Trigger Date, but Nasdaq is unwilling to increase the cash payment to Borse Dubai by the same amount per OMX Share, then:

(A)	this Agreement shall be terminated;

(B)	the Bidder shall be required to increase the cash consideration in the Bidder Offer to at least the last amount proposed by Borse Dubai and rejected by Nasdaq;

(C)	Nasdaq and its Affiliates shall comply with the OMX Offer Restrictions; and

(D)	Borse Dubai shall retain the benefit of the Irrevocables (subject to their respective terms).

(iii)	Nasdaq desires to increase the consideration in the Bidder Offer (with a SEK-for-SEK increase in the cash consideration to Borse Dubai) based on the failure of this Condition Precedent following the Trigger Date, but Borse Dubai is unwilling to increase the consideration in the Bidder Offer, then:

(A)	Nasdaq may, at its sole option, either (1) terminate this Agreement and launch a new offer or (2) require the Bidder to continue with the Bidder Offer (including the exercise of the Options and Irrevocables) at the then current offer price (with 100% of the consideration being paid by Nasdaq to Borse Dubai in cash). Upon the request of Nasdaq, Borse Dubai will also extend the Bidder Offer for the outstanding shares of OMX through one or more subsequent offering periods in accordance with applicable law and the terms of this Agreement. If Nasdaq requests that the Bidder continue with the Bidder Offer, Nasdaq shall (1) provide Borse Dubai with evidence reasonably satisfactory to Borse Dubai that Nasdaq has sufficient financial resources to pay Borse Dubai the consideration for the OMX Shares owned or to be acquired by Borse Dubai and its Subsidiaries (including the exercise of the Options and the Irrevocables) and transferred to Nasdaq pursuant to this Agreement concurrently with Borse Dubai’s obligation to pay for such OMX Shares; (2) pay (immediately prior to Borse Dubai’s requirement to pay for such OMX Shares) Borse Dubai by wire transfer of immediately available funds to a bank account or accounts designated in writing by Borse Dubai to Nasdaq at least two Business Days prior to the Closing Date, an amount in SEK sufficient to purchase such OMX Shares; and (3) pay (within 10 Business Days after evidence is presented to Nasdaq) Borse Dubai’s reasonable documented out-of-pocket expenses incurred since the date Borse Dubai notifies Nasdaq in writing that it is unwilling to increase the consideration in the Bidder Offer. If Nasdaq does not pay for such OMX Shares on such date, interest will accrue on the purchase price paid by Bidder for such OMX Shares for the period held by Borse Dubai (which shall equal the actual interest paid by Borse Dubai if funded by debt or 6% annually (pro rata for the period such OMX Shares are held by Borse Dubai) if funded by Borse Dubai from its own funds);

(B)	if Nasdaq launches a new offer, then Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms);

(C)	if Nasdaq requires that the Bidder continue the Bidder Offer, then the Irrevocables shall remain in effect (subject to their respective terms); and

(D)	If Nasdaq launches a new offer, the Bidder must terminate the Bidder Offer and the Bidder and Borse Dubai and their respective Affiliates shall comply with the OMX Offer Restrictions.

Condition 15. Condition Precedent: The minimum condition for Borse Dubai’s obligations under the Bidder Offer shall be that 50% plus one share of the outstanding OMX Shares have been tendered in the Bidder Offer or are otherwise owned by Borse Dubai or any of its Subsidiaries or subject to the Options. The minimum condition for Nasdaq’s obligations under this Agreement shall be that 67% of the outstanding OMX Shares have been tendered in the Bidder Offer or are otherwise owned by Borse Dubai or any of its Subsidiaries, including pursuant to exercised Options, and Borse Dubai delivers such OMX Shares to Nasdaq at the Closing. (This condition for each Party is referred to as the “Minimum Condition”.)

15.1 Beneficiary: Borse Dubai and Nasdaq.

15.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is not a condition to the occurrence of the Trigger Date.

15.3 Closing:

(i)	If the Minimum Condition to Borse Dubai’s obligations fails, then:

(A)	the Bidder may reduce the minimum condition (including the number of shares subject to the Options and the Irrevocables and any OMX Shares currently owned by or on behalf of Borse Dubai) in the Bidder Offer to the extent allowed by law; or

(B)	the Bidder may increase the cash consideration in the Bidder Offer and the provisions of 14.3(i) and (ii), above, as applicable, shall control.

(ii)	If the Minimum Condition to Nasdaq’s obligations fails, then:

(A)	Nasdaq has the right to terminate this Agreement; and

(B)	if Nasdaq doesn’t terminate this Agreement, (1) Nasdaq may request that the Bidder increase the cash consideration in the Bidder Offer (with Nasdaq providing a SEK-for-SEK increase in the cash consideration to Borse Dubai) and (2) if Borse Dubai is unwilling to increase the consideration in the Bidder Offer, the provisions of 14.3(iii), above, shall control.

Condition 16. Condition Precedent: All representations and warranties made by Borse Dubai and the Bidder in this Agreement and any Ancillary Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, other than those that are qualified by “materiality”, which shall be true and correct in all respects, or in the case of representations and warranties that are made as of a specified date or in any Ancillary Agreement, as of such specified date or the Closing, respectively.

16.1 Beneficiary: Nasdaq.

16.2 Trigger Date: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Trigger Date. If, prior to the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Nasdaq shall have the right to terminate this Agreement. If Nasdaq terminates this Agreement based on the failure of this Condition Precedent prior to the Trigger Date:

(i)	Nasdaq may continue the Nasdaq Offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

16.3 Closing: The satisfaction or waiver of this Condition Precedent is a condition to the occurrence of the Closing. If, following the Trigger Date, this Condition Precedent becomes incapable of being satisfied, Nasdaq shall have the right to terminate this Agreement. If Nasdaq terminates this Agreement based on the failure of this Condition Precedent following the Trigger Date:

(i)	Nasdaq may launch a new offer;

(ii)	the Bidder may continue the Bidder Offer; and

(iii)	Borse Dubai shall promptly assign the benefit of the Irrevocables to Nasdaq (subject to their respective terms).

Definition of “OMX Offer Restrictions”:

From and after the Closing, the Party (or Parties) to which this provision applies shall not, and shall cause its (or their) respective Affiliates not to:

(a) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, beneficial or record ownership of any OMX Shares, including by tender or exchange offer or otherwise;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group of which the applicable Party (or Parties) or its (or their) respective Subsidiaries is a member), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote OMX Shares or to provide or withhold consents with respect to OMX Shares or seek to advise or influence any person or entity with respect to, the voting of, or the providing or withholding consent with respect to, any OMX Shares;

(c) either directly or indirectly in concert with others (including by or through any group of which the applicable Party (or Parties) or its (or their) respective Subsidiaries is a member) seek representation on the Board of Directors of OMX or the board of directors or equivalent of any of OMX’s subsidiaries, seek to remove any members of the Board of Directors of OMX or expand or reduce the size of the Board of Directors of OMX or otherwise act alone or in concert with others (including by or through any group of which the applicable Party (or Parties) or its (or their) respective Subsidiaries is a member) to make public statements or otherwise seek to control or influence the management or Board of Directors of OMX or any of its Subsidiaries;

(d) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any OMX Shares; or

(e) either directly or indirectly in concert with others (including by or through any group of which the applicable Party (or Parties), or its (or their) respective Subsidiaries is a member) publicly announce or disclose any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that Nasdaq waive, amend or terminate any provisions of these OMX Offer Restrictions or making such a request if such request would reasonably be likely to require public disclosure by any Person or otherwise result in public disclosure).

The OMX Offer Restrictions shall apply to: (i) the Bidder, Borse Dubai and their respective Affiliates, (A) for the duration of the Nasdaq Offer or any new offer launched by Nasdaq, as permitted pursuant to Exhibit A, as appropriate, and (B) continue for three years thereafter if Nasdaq consummates such offer and acquires more than 50% of the outstanding OMX Shares in such offer or (ii) Nasdaq and its respective Affiliates, (A) for the duration of the Bidder Offer, as permitted pursuant to Exhibit A and (B) continue for three years thereafter if the Bidder consummates such offer and acquires more than 50% of the outstanding OMX Shares in such offer.